UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 26, 2012

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 26, 2012, Real Goods Solar, Inc. (the “Company”) received a written notice from The NASDAQ Stock Market (“NASDAQ”) that the Company is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market. NASDAQ Rule 5450(b)(1)(A) requires listed companies to maintain a minimum of $10,000,000 in stockholders’ equity. As disclosed in the Company’s most recently filed Quarterly Report on Form 10-Q, filed on November 14, 2012, the Company’s stockholders’ equity as of September 30, 2012 was $7,674,000 and, thus, did not meet this requirement.

The NASDAQ written notice does not result in the immediate delisting of the Company’s Class A common stock from the NASDAQ Global Market. Rather, in accordance with NASDAQ Listing Rules, the Company has 45 calendar days from the date of the NASDAQ written notice to submit to NASDAQ a plan to regain compliance with this continued listing requirement. If the Company submits a plan, NASDAQ will decide whether to accept such plan. If the plan is accepted, NASDAQ may grant an extension of up to 180 calendar days from the date of the NASDAQ written notice for the Company to provide evidence of compliance.

If NASDAQ does not accept the Company’s plan, or the Company elects not to submit a plan, the Company may apply to transfer the listing of its Class A common stock to The NASDAQ Capital Market (which has a lower stockholders’ equity requirement for continued listing) if it satisfies certain listing criteria for The NASDAQ Capital Market (except for the bid price requirement of The NASDAQ Capital Market). If the Company does not transfer its Class A common stock to The NASDAQ Capital Market, NASDAQ will notify the Company that its Class A common stock is subject to delisting. At that time, the Company may appeal the delisting determination to a NASDAQ Hearings Panel.

The Company is currently considering available options to resolve the deficiency and regain compliance with the NASDAQ stockholders’ equity requirement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Kam Mofid
Kamyar (Kam) Mofid
Chief Executive Officer

Date: November 28, 2012